AMENDMENT
TO THE
AMENDED AND RESTATED LIVEPERSON, INC.
2019 STOCK INCENTIVE PLAN

THIS AMENDMENT (the “Amendment”) of the Amended and Restated LivePerson, Inc. 2019 Stock Incentive Plan is dated as of May 22, 2025.

WHEREAS, the Board of Directors of LivePerson, Inc. (the “Company”) has adopted the Amended and Restated LivePerson, Inc. 2019 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Company deems it to be in the best interest of the Company to amend the Plan as more particularly set forth below, to, among other changes, increase the number of shares available for issuance under the Plan by 5,340,000 shares.

NOW, THEREFORE, the Plan shall be amended as follows:

1.Stock Available for Awards. Subsection 4(a)(1) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

a.Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to the number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) that is equal to the sum of:

i.24,490,000 shares of Common Stock;

ii.such additional number of shares of Common Stock is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s Amended and Restated 2009 Stock Incentive Plan and the 2000 Stock Incentive Plan (the “Existing Plans”) that remained available for grant under the Existing Plans as of June 6, 2019, and (y) the number of shares of Common Stock subject to awards granted under the Existing Plans which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right, in each case, on or after June 6, 2019, subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitations of the Code; provided that in no event shall the sum of (x) and (y) above exceed 11,645,851.

2.General Provisions Applicable to Awards. A new subsection 10(k) is hereby added to read as follows:

To the extent a Dividend Equivalent right or other right to dividends is provided in an award agreement with respect to any Award granted under the Plan, each Dividend Equivalent shall be credited to an account for the Participant and become payable only if and when the Awards to which it relates vest (and shall be paid at the same time as settlement or exercise of the Award, as applicable) or, if later, when the shareholders actually receive the corresponding dividend payment.

3.This Amendment shall be effective as of the date set forth above, provided that the amendments described in Section 1 of this Amendment shall be subject to and contingent on approval of the Company’s stockholders at the 2025 Annual Meeting of Stockholders.

4. Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Amendment to the Plan was duly adopted by the Board of Directors.

LIVEPERSON, INC.

By: /s/ Monica Greenberg
Name: Monica Greenberg
Title: General Counsel